Exhibit 99.1

OfficeMax 263 Shuman Blvd Naperville, IL 60563

News Release

Media Contact	Investor Relations Contact
Bill Bonner	John Jennings
630 864 6066	630 864 6820

OFFICEMAX REPORTS FOURTH QUARTER AND FULL YEAR 2007 FINANCIAL RESULTS

NAPERVILLE, Ill., February 19, 2008 — OfficeMax® Incorporated (NYSE: OMX) today announced the results for its fourth quarter and fiscal year ended December 29, 2007.  Total sales decreased 2.6% in the fourth quarter of 2007 to $2.2 billion compared to the fourth quarter of 2006, while total sales increased 1.3% for the full year 2007 to $9.1 billion compared to the full year 2006.  Net income increased in the fourth quarter of 2007 to $71.5 million, or $.92 per diluted share, from $58.0 million, or $.76 per diluted share, in the fourth quarter of 2006. Net income for the full year 2007 increased to $207.4 million, or $2.66 per diluted share, compared with net income of $91.7 million, or $1.19 per diluted share, reported in 2006.

Results for the fourth quarter and full year 2007 included items which are not expected to be ongoing.  All financial measures designated in this release as “adjusted” are non-GAAP financial measures that exclude the effect of certain special items.  A detailed description of these special items, and a reconciliation to the company’s GAAP financial results, are included in this press release.  Adjusted net income in the fourth quarter of 2007 increased 37% to $51.1 million, or $.65 per diluted share, from $37.2 million, or $.48 per diluted share, in the fourth quarter of 2006.  For the full year 2007, adjusted net income increased 18% to $188.1 million, or $2.41 per diluted share, from $159.1 million, or $2.10 per diluted share, in 2006.

“We demonstrated progress on our turnaround plan in the fourth quarter and for the full year 2007,” said Sam Duncan, Chairman and CEO of OfficeMax.  “In the fourth quarter, we were able to generate further operating income margin improvement, while we navigated a weaker economic environment. In our Contract segment, we experienced declining gross margin rates, but we lowered expenses.  In our Retail segment, we adjusted our promotional strategies for improved gross margin rates and invested in new stores.  For the full year 2007, by lowering costs and managing margins, we enabled operating income margin expansion and bottom-line earnings growth.”

Contract Segment Results

OfficeMax Contract segment sales decreased 0.8% to $1.2 billion in the fourth quarter of 2007 compared to the fourth quarter of 2006, reflecting U.S. Contract sales decline of 7.8%, partially offset by International Contract operations sales growth of 20.4% in U.S. dollars, or 3.4% in local currencies. U.S. Contract sales declined in the fourth quarter compared to the prior year period primarily due to lower sales from existing customer accounts, to the company’s initiative to be more disciplined in account acquisition and retention, and to lower sales from small market customers.  For the full year 2007, Contract segment sales increased 2.2% to $4.8 billion compared to the prior year, reflecting U.S. Contract sales decline of 1.2%, offset by International Contract operations sales growth of 12.3% in U.S. dollars, or 2.8% in local currencies.

Contract segment gross margin decreased to 21.7% in the fourth quarter of 2007 from 22.5% in the fourth quarter of 2006, primarily due to lower vendor income levels compared to the fourth quarter of 2006.  For the full year 2007, Contract segment gross margin decreased to 21.8% from 22.5% in 2006.  Contract segment operating expense as a percent of sales in the fourth quarter of 2007 improved to 17.3% from adjusted operating expense as a percent of sales of 18.2% in the fourth quarter of 2006.  The improvement was primarily due to targeted cost controls, including the reorganization of U.S. Contract, expense leverage in International

Contract operations, as well as reduced incentive compensation expense.  For the full year 2007, Contract segment operating expense as a percent of sales improved to 17.5% from adjusted operating expense as a percent of sales of 18.1% in 2006.

Contract segment operating income increased to $52.0 million, or 4.4% of sales, from adjusted operating income of $50.8 million, or 4.3% of sales, in the fourth quarter of 2006.  For the full year 2007, Contract segment operating income of $207.9 million, or 4.3% of sales, was consistent with adjusted operating income of $208.0 million, or 4.4% of sales, in 2006.

Retail Segment Results

OfficeMax Retail segment sales decreased 4.5% to $1.03 billion in the fourth quarter of 2007 compared to the fourth quarter of 2006, reflecting a same-store sales decrease of 7.3% partially offset by sales from new stores.  Retail same-store sales for the fourth quarter of 2007 declined across all major product categories due to weakness in consumer and small business customer purchases, as well as the company’s more targeted promotional activity during the holiday season.  For the full year 2007, OfficeMax Retail segment sales increased 0.3% to $4.27 billion compared to 2006, reflecting a same-store sales decrease of 1.2% partially offset by sales from new stores.  Adjusted for the company’s initiative to eliminate mail-in rebates, and to provide instant rebates in lieu of national, vendor-sponsored mail-in rebates, same-store sales decreased 0.5% for the full year 2007.

Retail segment gross margin increased to 30.0% in the fourth quarter of 2007 from 29.1% in the fourth quarter of 2006, primarily due to more effective promotional strategies that drove a sales mix shift to a higher percentage of core office supplies category sales, partially offset by occupancy costs for new stores.  For the full year 2007, Retail segment gross margin increased to 29.5% from 29.3% in 2006.  Retail segment operating expense as a percent of sales increased to 26.2% in the fourth quarter of 2007 from 25.1% in the fourth quarter of 2006, primarily due to expense deleveraging from new stores and the same-store sales decrease, partially offset by reduced incentive compensation expense.  For the full year 2007, Retail segment operating expense as a percent of sales increased to 25.4% from adjusted operating expense as a percent of sales of 25.2% in 2006.

Retail segment operating income decreased to $39.1 million, or 3.8% of sales, from $42.3 million, or 3.9% of sales, in the fourth quarter of 2006.  For the full year 2007, Retail segment operating income decreased to $173.7 million, or 4.1% of sales, from adjusted operating income of $175.8 million, or 4.1% of sales, in 2006.

During the fourth quarter of 2007, OfficeMax opened 41 retail stores in the U.S., closed 2 retail stores in the U.S., and opened 3 retail stores in Mexico.  During 2007, OfficeMax opened 59 new retail stores in the U.S. and 15 stores in Mexico.  OfficeMax ended 2007 with a total of 976 retail stores, consisting of 908 retail stores in the U.S. and 68 retail stores in Mexico.

Corporate and Other Segment Results

The OfficeMax Corporate and Other segment includes support staff services and certain other expenses that are not fully allocated to the Retail and Contract segments.  Corporate and Other segment operating expense decreased to $3.2 million in the fourth quarter of 2007 from adjusted operating expense of $17.0 million in the fourth quarter of 2006, primarily due to lower incentive compensation costs, reduced legacy-related costs, and targeted cost controls.  For the full year 2007, Corporate and Other segment operating expense decreased to $37.4 million from adjusted operating expense of $71.6 million in 2006.

The company’s effective tax rate was 35.4% in the fourth quarter and 37.1% for the full year 2007, both benefiting from the resolution of certain tax matters.

As of December 29, 2007, OfficeMax reported total debt of $398.4 million, excluding $1.470 billion of timber securitization notes which have recourse limited to the $1.635 billion of timber installment notes receivable.  During the fourth quarter of 2007, OfficeMax generated $39.2 million of cash from operations, an increase of $3.3 million from the fourth quarter 2006.  For the full year of 2007, OfficeMax generated $70.6 million of cash from operations, a decrease of $305.1 million from 2006, primarily due to the termination of the company’s accounts receivable securitization program in July 2007 and a reduction in accounts payable.  OfficeMax invested $39.5 million and $140.8 million for capital expenditures in the fourth quarter of 2007 and full year 2007, respectively.

“In 2008, we look forward to continuing to implement our turnaround plan initiatives and realizing benefits from our efforts even as we expect to be impacted by a weaker U.S. economy,” Mr. Duncan concluded.  “We continued to experience pressure on sales in January and early February 2008, but we expect to pursue margin and cost management initiatives throughout 2008.  Overall, we remain steadfast in pursuing additional opportunities to create long-term shareholder value.”

As previously announced, OfficeMax intends to hold its 2008 Investor Day on Wednesday, March 19, 2008.  The company plans to provide additional details of initiatives driving its performance in 2008 and beyond at the Investor Day.  Details for accessing a webcast of the Investor Day will be announced at a future date.

Forward-Looking Statements

Certain statements made in this press release and other written or oral statements made by or on behalf of the company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding the company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future. Management believes that these forward-looking statements are reasonable. However, the company cannot guarantee that it will successfully execute its turnaround plans or that its actual results will be consistent with the forward-looking statements and you should not place undue reliance on them. These statements are based on current expectations and speak only as of the date they are made. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. Important factors regarding the company which may cause results to differ from expectations are included in the company’s Annual Report on Form 10-K for the year ended December 30, 2006, under Item 1A “Risk Factors”, and in the company’s other filings with the SEC.

Conference Call Information

OfficeMax will host a conference call with analysts and investors today to discuss its fourth quarter 2007 financial results at 9:00 a.m. Eastern Time (8:00 a.m. Central Time).  To participate in the conference call, dial (800) 374-0165; international callers should dial (706) 634-0995.  An audio webcast of the conference call can be accessed via the Internet by visiting the Investors section of the OfficeMax website at http://investor.officemax.com.  The webcast will be archived and available online for one year following the call and will be posted on the “Presentations” page located within the Investors section of the OfficeMax website.

About OfficeMax

OfficeMax Incorporated (NYSE: OMX) is a leader in both business-to-business office products solutions and retail office products. The OfficeMax mission is simple. We help our customers do their best work.  The company provides office supplies and paper, in-store print and document services through OfficeMax ImPressTM, technology products and solutions, and furniture to consumers and to large, medium and small businesses. OfficeMax customers are served by approximately 36,000 associates through direct sales, catalogs, e-commerce and more than 900 stores. To find the nearest OfficeMax, call 1-877-OFFICEMAX. For more information, visit www.officemax.com.

OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(thousands)

	December 29,	December 30,
	2007	2006

ASSETS
Current assets:
Cash and cash equivalents	$152,637	$282,070
Receivables, net	720,878	562,528
Inventories	1,088,312	1,071,486
Other current assets	242,874	180,760
Total current assets	2,204,701	2,096,844

Property and equipment:
Property and equipment	1,279,609	1,189,686
Accumulated depreciation	(698,954)	(610,061)
Property and equipment, net	580,655	579,625

Goodwill and intangible assets, net	1,416,524	1,417,336
Timber notes receivable	1,635,000	1,635,000
Other non-current assets	446,888	487,243

Total assets	$6,283,768	$6,216,048

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$14,197	$—
Current portion of long-term debt	34,827	25,634
Accounts payable	861,285	997,700
Accrued liabilities and other	460,400	505,569
Total current liabilities	1,370,709	1,528,903

Long-term debt:
Long-term debt, less current portion	349,421	384,246
Timber notes securitized	1,470,000	1,470,000
Total long-term debt	1,819,421	1,854,246

Other long-term obligations:
Compensation and benefits	200,283	287,122
Other long-term liabilities	582,741	530,248
Total other long-term liabilities	783,024	817,370

Minority interest	32,042	29,885

Shareholders’ equity:
Preferred stock	49,989	54,735
Common stock	188,481	187,226
Additional paid-in capital	922,414	893,848
Retained earnings	1,095,950	941,830
Accumulated other comprehensive income (loss)	21,738	(91,995)
Total shareholders’ equity	2,278,572	1,985,644

Total liabilities and shareholders’ equity	$6,283,768	$6,216,048

OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(thousands, except per-share amounts)

	Quarter Ended
	December 29,	December 30,
	2007	2006

Sales	$2,198,072	$2,256,805
Cost of goods sold and occupancy costs	1,634,848	1,678,157
Gross profit	563,224	578,648

Operating expenses:
Operating and selling	400,492	409,619
General and administrative	76,356	94,435
Other operating, net	(1,521)	9,186
Operating income	87,897	65,408

Other income (expense):
Interest expense	(29,976)	(30,806)
Interest income	21,313	23,606
Other, net	32,546	36,174
	23,883	28,974

Income from continuing operations before income taxes and minority interest	111,780	94,382
Income tax expense	(39,613)	(39,201)

Income from continuing operations before minority interest	72,167	55,181
Minority interest, net of income tax	(698)	(791)

Income from continuing operations	71,469	54,390

Discontinued operations:
Income tax benefit	—	3,647

Income from discontinued operations	—	3,647

Net income	71,469	58,037

Preferred dividends	(1,014)	(1,009)

Net income applicable to common shareholders	$70,455	$57,028

Basic income per common share:
Continuing operations	$0.93	$0.72
Discontinued operations	—	0.04
Basic income per common share	$0.93	$0.76

Diluted income per common share:
Continuing operations	$0.92	$0.71
Discontinued operations	—	0.05
Diluted income per common share	$0.92	$0.76

Weighted Average Shares
Basic	75,385	74,625
Diluted	76,602	75,464

OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(thousands, except per-share amounts)

	Year Ended
	December 29,	December 30,
	2007	2006

Sales	$9,081,962	$8,965,707
Cost of goods sold and occupancy costs	6,771,657	6,656,497
Gross profit	2,310,305	2,309,210

Operating and other expenses:
Operating and selling	1,633,606	1,641,147
General and administrative	338,593	361,818
Other operating, net	(6,065)	140,343
Operating income	344,171	165,902

Other income (expense):
Debt retirement expense	—	—
Interest expense	(121,271)	(123,082)
Interest income	87,940	89,723
Other, net	26,687	39,335
	(6,644)	5,976

Income from continuing operations before income taxes and minority interest	337,527	171,878
Income tax expense	(125,282)	(68,741)

Income from continuing operations before minority interest	212,245	103,137
Minority interest, net of income tax	(4,872)	(4,083)

Income from continuing operations	207,373	99,054

Discontinued operations:
Operating loss	—	(17,972)
Income tax benefit	—	10,639

Income (loss) from discontinued operations	—	(7,333)

Net income	207,373	91,721

Preferred dividends	(3,961)	(4,037)

Net income applicable to common shareholders	$203,412	$87,684

Basic income (loss) per common share:
Continuing operations	$2.70	$1.30
Discontinued operations	—	(0.10)
Basic income per common share	$2.70	$1.20

Diluted income (loss) per common share:
Continuing operations	$2.66	$1.29
Discontinued operations	—	(0.10)
Diluted income per common share	$2.66	$1.19

Weighted Average Shares
Basic	75,274	73,142
Diluted	76,374	73,713

OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(thousands)

	Year Ended
	December 29, 2007	December 30, 2006

Cash provided by operations:
Net income	$207,373	$91,721
Items in net income not using (providing) cash:
Depreciation and amortization	131,573	127,812
Other	39,062	50,563
Changes other than from acquisitions of business:
Receivables and inventory	(142,705)	72,127
Accounts payable and accrued liabilities	(228,269)	8,662
Income taxes and other	63,570	24,754
Cash provided by operations	70,604	375,639

Cash used for investment:
Expenditures for property and equipment	(140,843)	(174,769)
Other	1,909	10,833
Cash used for investment	(138,934)	(163,936)

Cash used for financing:
Cash dividends paid	(49,103)	(47,546)
Changes in debt, net	(11,554)	(84,276)
Proceeds from exercise of stock options	5,917	129,966
Other	(7,885)	(33)
Cash used for financing	(62,625)	(1,889)

Effect of exchange rates on cash and cash equivalents	1,522	58
Increase (decrease) in cash and cash equivalents	(129,433)	209,872
Cash and cash equivalents at beginning of period	282,070	72,198

Cash and cash equivalents at end of period	$152,637	$282,070

OFFICEMAX INCORPORATED AND SUBSIDIARIES

SUPPLEMENTAL SEGMENT INFORMATION

(unaudited)

(millions, except per-share data)

	Quarter Ended
	December 29 , 2007			December 30 , 2006
	As Reported	Special Items (a)	As Adjusted (c)	As Reported	Special Items (b)	As Adjusted (c)

Segment Sales
OfficeMax, Contract	$1,168.7		$1,168.7	$1,178.7		$1,178.7
OfficeMax, Retail	1,029.3		1,029.3	1,078.1		1,078.1
	2,198.0		2,198.0	2,256.8		2,256.8

Segment income (loss)
OfficeMax, Contract	$52.0	$—	$52.0	$48.4	$2.4	$50.8
OfficeMax, Retail	39.1	—	39.1	42.3	—	42.3
Corporate and Other	(3.2)	—	(3.2)	(25.3)	8.3	(17.0)
Operating income	87.9	—	87.9	65.4	10.7	76.1

Operating income margin	4.0%	4.0%	2.9%	3.4%

Interest expense	(30.0)	—	(30.0)	(30.8)	—	(30.8)
Interest income and other	53.9	(32.4)	21.5	59.8	(38.8)	21.0

Income (loss) from continuing operations before income taxes and minority interest	111.8	(32.4)	79.4	94.4	(28.1)	66.3
Income taxes	(39.6)	12.0	(27.6)	(39.2)	10.9	(28.3)
Income (loss) from continuing operations before minority interest	72.2	(20.4)	51.8	55.2	(17.2)	38.0
Minority interest, net of income tax	(0.7)	—	(0.7)	(0.8)	—	(0.8)

Income (loss) from continuing operations	71.5	(20.4)	51.1	54.4	(17.2)	37.2

Discontinued operations
Income tax benefit	—	—	—	3.6	(3.6)	—

Income (loss) from discontinued operations	—	—	—	3.6	(3.6)	—

Net income (loss)	$71.5	$(20.4)	$51.1	$58.0	$(20.8)	$37.2

Diluted income (loss) per common share
Continuing operations	$0.92	$(0.27)	$0.65	$0.71	$(0.23)	$0.48
Discontinued operations	—	—	—	0.05	(0.05)	—
Diluted income (loss) per common share	$0.92	$(0.27)	$0.65	$0.76	$(0.28)	$0.48

Totals may not foot due to rounding.

(a) See Note 4 for a discussion of these special items.

(b) See Notes 3 and 5 for a discussion of these special items.

(c) For the purpose of evaluating our results, net of taxes, we have presented the special items using an estimated effective annual tax rate.

OFFICEMAX INCORPORATED AND SUBSIDIARIES

SUPPLEMENTAL SEGMENT INFORMATION

(unaudited)

(millions, except per-share data)

	Year Ended
	December 29 , 2007			December 30 , 2006
	As Reported	Special Items (a)	As Adjusted (c)	As Reported	Special Items (b)	As Adjusted (c)

Segment Sales
OfficeMax, Contract	$4,816.1		$4,816.1	$4,714.5		$4,714.5
OfficeMax, Retail	4,265.9		4,265.9	4,251.2		4,251.2
	9,082.0		9,082.0	8,965.7		8,965.7

Segment income (loss)
OfficeMax, Contract	$207.9	$—	$207.9	$197.7	$10.3	$208.0
OfficeMax, Retail	173.7	—	173.7	86.3	89.5	175.8
Corporate and Other	(37.4)	—	(37.4)	(118.0)	46.4	(71.6)
Operating income	344.2	—	344.2	166.0	146.2	312.2

Operating income margin	3.8%	3.8%	1.9%	3.5%

Interest expense	(121.3)	—	(121.3)	(123.1)	—	(123.1)
Interest income and other	114.6	(32.4)	82.2	129.1	(48.0)	81.1

Income (loss) from continuing operations before income taxes and minority interest	337.5	(32.4)	305.1	172.0	98.2	270.2
Income taxes	(125.2)	12.0	(113.2)	(68.8)	(38.2)	(107.0)
Income (loss) from continuing operationsbefore minority interest	212.3	(20.4)	191.9	103.2	60.0	163.2
Minority interest, net of income tax	(4.9)	1.1	(3.8)	(4.1)	—	(4.1)

Income (loss) from continuing operations	207.4	(19.3)	188.1	99.1	60.0	159.1

Discontinued operations
Operating loss	—	—	—	(18.0)	18.0	—
Income tax benefit	—	—	—	10.6	(10.6)	—

Loss from discontinued operations	—	—	—	(7.4)	7.4	—

Net income (loss)	$207.4	$(19.3)	$188.1	$91.7	$67.4	$159.1

Diluted income (loss) per common share
Continuing operations	$2.66	$(0.25)	$2.41	$1.29	$0.81	$2.10
Discontinued operations	—	—	—	(0.10)	0.10	—
Diluted income (loss) per common share	$2.66	$(0.25)	$2.41	$1.19	$0.91	$2.10

Totals may not foot due to rounding.

(a) See Note 4 for a discussion of these special items.

(b) See Notes 3 and 5 for a discussion of these special items.

(c) For the purpose of evaluating our results, net of taxes, we have presented the special items using an estimated effective annual tax rate.

(1)  Financial Information

The quarterly and annual consolidated financial statements included in this release are unaudited, and should be read in conjunction with the audited financial statements in our 2006 Annual Report on Form 10-K.  In all periods presented, the measurement of net income (loss) involved estimates and judgments.

(2)           Reconciliation of non-GAAP Measures to GAAP Measures

We evaluate our results of operations both before and after certain gains and losses that management believes are not indicative of our core operating activities.  We believe our presentation of financial measures before, or excluding, these items, which are non-GAAP measures, enhances our investors’ overall understanding of our recurring operational performance and provides useful information to both investors and management to evaluate the ongoing operations and prospects of OfficeMax by providing better comparisons. Whenever we use non-GAAP financial measures, we designate these measures, which exclude the effect of certain special items, as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure.  Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure.  In the preceding tables, we reconcile our financial measures before special items to our reported GAAP financial results for the fourth quarter and full year of both 2007 and 2006.

Although we believe the non-GAAP financial measures enhance an investor’s understanding of our performance, our management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The non-GAAP financial measures we use may not be consistent with the presentation of similar companies in our industry. However, we present such non-GAAP financial measures in reporting our financial results to provide investors with an additional tool to evaluate our operating results in a manner that focuses on what we believe to be our ongoing business operations.

(3)  2006 Special Items

First Quarter 2006

During the first quarter of 2006, we closed 109 underperforming domestic retail stores and recorded a charge of $98.6 million in our Retail segment primarily for remaining lease obligations and we incurred $15.7 million of expenses in our Corporate and Other segment related to our headquarters consolidation primarily for employee severance and retention.

Second Quarter 2006

During the second quarter of 2006, we recorded a $9.0 million pre-tax benefit in our Retail segment from an adjustment to the reserve for closed retail stores, and we incurred $10.9 million of expenses in our Corporate and Other segment related to our headquarters consolidation, primarily for employee severance and retention.   Also during the second quarter of 2006, we recognized a $9.2 million credit from an adjustment to the reserve for the additional consideration agreement that was entered into in connection with the October 2004 sale of our paper, forest products and timberland assets. This adjustment is included in Other, income (expense) net.

Third Quarter 2006

During the third quarter of 2006, we incurred $11.5 million of expenses in our Corporate and Other segment related to our headquarters consolidation, and incurred $7.9 million of expenses in our Contract segment related to our Contract reorganization primarily for severance.

Fourth Quarter 2006

During the fourth quarter of 2006, we incurred $8.3 million of expenses in our Corporate and Other segment primarily related to our headquarters consolidation, and we incurred $2.4 million of expenses in our Contract segment related to a facility closure and severance.  Also during the fourth quarter of 2006, we recognized a $38.8 million credit from an adjustment to the reserve for the additional consideration agreement that was entered into in connection with the October 2004 sale of our paper, forest products, and timberland assets.  This adjustment is included in Other, net income (expense).

(4)  2007 Special Items

First Quarter 2007

During the first quarter of 2007, we sold OfficeMax Contract’s operations in Mexico to OfficeMax de Mexico, our 51% owned joint venture, resulting in a net loss of $1.1 million which is included in minority interest, net of income tax in our Consolidated Statements of Income (Loss) for 2007.

Fourth Quarter 2007

During the fourth quarter of 2007, we recognized income of $32.5 million from the additional consideration agreement that was entered into in connection with the October 2004 sale of our paper, forest products, and timberland assets.  This income is included in Other, net income (expense).

(5)  Discontinued Operations

In the first quarter of 2006, we ceased operations at the Company’s wood-polymer building materials facility near Elma, Washington. The costs and expenses related to this business are reflected as discontinued operations in our Consolidated Statements of Income (Loss) for 2006 and are included as special items in our Segment Information tables.